Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Relations:
Paul W. Taylor 303/293-5563

Guaranty Bancorp Announces 2011 Second Quarter Financial Results

•                  Quarterly net income increased to $1.4 million (excluding non-cash preferred stock dividends)

•                  All asset quality indicators improved, including a $25.6 million decrease in nonperforming assets

•                  Non-interest bearing deposits continue to grow and represent 31% of total deposits at June 30, 2011

•                  Pass-rated loans increased by $7.7 million in the second quarter

•                  Strong regulatory risk-based capital ratios further improved during the quarter

DENVER, July 21, 2011 — Guaranty Bancorp (Nasdaq: GBNK) today reported second quarter 2011 net income of $1.4 million before preferred stock dividends compared to a net loss of $4.4 million before preferred stock dividends in the second quarter 2010.  After giving effect to the preferred stock dividends, the loss per basic and diluted common share in the second quarter 2011 was approximately zero compared to a loss per basic and diluted common share of $0.11 for the same period in 2010. On a pre-tax basis, the improvement in net income was $8.4 million for the second quarter 2011 as compared to 2010.

Paul W. Taylor, Guaranty Bancorp’s President and Chief Executive Officer, stated, “I am proud to announce our best quarter in the past three very difficult years. In addition to quarterly net income of $1.4 million, we improved all of our asset quality measures, further increased our already strong risk-based capital ratios, continued to grow the number of new deposit customers and generated new loan business in the communities we serve. We have very high expectations for the future performance of this organization. Although we are not yet where we want to be with respect to performance, thanks to the hard work by many dedicated employees, we continue to make significant progress toward our goals.”

Mr. Taylor continued, “Although our total loans declined during the quarter due to planned reductions in problem loans, this has been our highest quarter of new loan bookings in several years. Specifically, we booked $71.4 million of new loans with over 40 different businesses during the quarter as well as extending $22.8 million of credit on existing loans.  Included in these totals are $9.1 million of SBA loans for which we are a preferred lender. Further, our pipeline of potential new loans continues to grow. Finally, as announced yesterday, I am excited to have Michael Hobbs join us on July 27, 2011, as President of our wholly-owned subsidiary, Guaranty Bank and Trust Company.  Mr. Hobbs will be a great addition to our team.”

For the six-months ended June 30, 2011, net income was $1.9 million before preferred stock dividends compared to a net loss of $6.2 million before preferred stock dividends for the same period in 2010.   After giving effect to the preferred stock dividends, the loss per basic and diluted common share for the first six months of 2011 was approximately $0.02 per share compared to a loss per basic and diluted common share of $0.17 for the same period in 2010.  The improvement in net income is due mostly to a $9.4 million reduction in provision for loan losses and a $6.4 million reduction in noninterest expense primarily related to other real estate owned.  These significant income improvements were partially offset by a $3.3 million decrease in net interest income for the year-to-date period in 2011 as compared to 2010 due mostly to lower earning assets in 2011 as well as a $0.5 million decrease in noninterest income due primarily to a net decrease in gains on the sale of assets.

Key Financial Measures

Income Statement

	Quarter Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Income (loss) before income taxes	$1,409	$514	$(6,961)	$1,923	$(10,033)
Net income (loss) before preferred stock dividends	1,409	514	(4,354)	1,923	(6,199)
Preferred stock dividends	1,518	1,486	1,390	3,004	2,750
Loss per common share after giving effect to preferred stock dividend	$0.00	$(0.02)	$(0.11)	$(0.02)	$(0.17)
Return on average assets	0.32%	0.11%	(0.87)%	0.22%	(0.61)%
Net interest margin	3.56%	3.42%	3.47%	3.49%	3.48%

Balance Sheet

	June 30, 2011	December 31, 2010	% Change	June 30, 2010	% Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$134,896	$141,465	(4.6)%	$184,701	(27.0)%
Total investments	408,806	418,668	(2.4)%	312,293	30.9%
Total loans, net of unearned discount	1,091,132	1,204,580	(9.4)%	1,374,208	(20.6)%
Loans held for sale	14,200	14,200	0.0%	1,150	1,134.8%
Allowance for loan losses	(38,855)	(47,069)	(17.5)%	(46,866)	(17.1)%
Total assets	1,747,060	1,870,052	(6.6)%	1,983,798	(11.9)%
Average assets, quarter-to-date	1,767,540	1,940,513	(8.9)%	1,999,527	(11.6)%
Total deposits	1,346,183	1,462,351	(7.9)%	1,544,271	(12.8)%
Book value per common share	1.81	1.76	2.8%	2.38	(23.9)%
Tangible book value per common share	1.59	1.50	6.0%	2.06	(22.8)%
Tangible book value per common share (after giving effect to conversion of preferred stock)	1.68	1.62	3.7%	1.96	(14.3)%
Book value of preferred stock	67,806	64,818	4.6%	61,961	9.4%
Liquidation value of preferred stock	69,013	66,025	4.5%	63,168	9.3%
Equity ratio — GAAP	9.49%	8.57%	10.7%	9.53%	(0.4)%
Tangible equity ratio	8.86%	7.88%	12.4%	8.76%	1.1%
Total risk-based capital ratio	16.22%	14.99%	8.2%	14.80%	9.6%

Net Interest Income and Margin

	Quarter Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(Dollars in thousands)
Net interest income	$14,747	$14,710	$16,133	$29,457	$32,765
Interest rate spread	3.18%	3.05%	3.09%	3.11%	3.10%
Net interest margin	3.56%	3.42%	3.47%	3.49%	3.48%
Net interest margin, fully tax equivalent	3.62%	3.49%	3.55%	3.55%	3.56%

Second quarter 2011 net interest income of $14.7 million remained level compared to the first quarter 2011, and decreased by $1.4 million from the second quarter 2010.  The Company’s net interest margin of 3.56% for the second quarter 2011 reflected an increase of 14 basis points from the first quarter 2011 and an increase of 9 basis points from the second quarter 2010.

Although net interest income remained relatively flat for the second quarter 2011 compared to the first quarter 2011, interest income decreased $0.7 million, offset by a $0.7 million decline in interest expense. The $0.7 million decrease in interest income in the second quarter 2011 as compared to the first quarter 2011 is primarily attributable to a $0.5 million decrease in interest income on loans as a result of a $72.4 million reduction in average balances quarter over quarter. The remaining decrease in interest income is a result of a reduction in our average security holdings during the quarter.  Offsetting the decrease in interest income was a $0.7 million decline in interest expense. Specifically, time deposit interest expense decreased by $0.7 million due to a $104.3 million decrease in average time deposits, mostly higher cost, brokered time deposits.  The Company anticipates further reductions in time deposit interest through the remainder of 2011 as a result of scheduled maturities of brokered deposits of $69.3 million with a weighted average cost of 3.43%, including $40.1 million in the early third quarter 2011.

Net interest income decreased by $1.4 million in the second quarter 2011, as compared to the same quarter in 2010, due primarily to an unfavorable $2.0 million volume variance, partially offset by a $0.6 million favorable rate variance. The unfavorable volume variance for the second quarter 2011 as compared to the same quarter in 2010 is due mostly to the $302.0 million decrease in average loan balances, offset by a $98.6 million increase in the average balance of all other earning assets, particularly taxable investments, and a $305.0 million decrease in average time deposits. The favorable rate variance for the second quarter 2011 as compared to the same quarter in 2010 is primarily due to a 52 basis point decrease in the cost of deposits partially offset by a 24 basis point decrease in the yield on earning assets.  Overall net interest margin improved by nine basis points to 3.56% in the second quarter 2011 as compared to 3.47% in the same quarter in 2010.

Net interest income for the first six months of 2011 decreased by $3.3 million from $32.8 million for the six months ended June 2010 to $29.5 million for the six months ended June 2011.   The $3.3 million decline consists of a $3.5 million unfavorable volume variance, partially offset by a $0.2 million favorable rate variance.   The unfavorable volume variance for the first six months of 2011 as compared to the same period in 2010 is due mostly to a $302.7 million decline in average loan balances partially offset by a $107.9 million increase in the average balance of all other earning assets and a $283.2 million decrease in time deposits.  The $0.2 million favorable rate variance for the first six months of 2011 as compared to the same period in 2010 is due to the one basis point increase in net interest margin.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(In thousands)
Noninterest income:
Customer service and other fees	$2,386	$2,314	$2,254	$4,700	$4,468
Gain (loss) on sale of securities	(312)	714	1	402	15
Gain on sale of loans	—	—	1,196	—	1,196
Other	262	252	274	514	468
Total noninterest income	$2,336	$3,280	$3,725	$5,616	$6,147

The $0.9 million decrease in noninterest income in the second quarter 2011 as compared to the first quarter 2011 reflects a $1.0 million swing in gain/loss on sale of securities from the $0.7 million gain recognized in the first quarter to the $0.3 million loss recognized in the second quarter.  The sale of securities was done primarily to reduce duration within the investment portfolio.  During the quarter, the average life of our bond portfolio was reduced by approximately seven months.  Excluding the $1.2 million gain on sale of loans recognized in the second quarter 2010, noninterest income remained relatively flat in the second quarter 2011 compared to the same quarter in 2010.

Excluding the $1.2 million gain on sale of loans recognized in June 2010, noninterest income for the six months ended June 30, 2011 increased by $0.7 million compared to the same period in 2010.  This increase is the result of a $0.4 million increase in net gains on sale of securities.  Additionally, customer service and other fees increased by $0.2 million year over year, primarily as a result of higher overdraft and interchange fee income.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,320	$6,615	$6,472	$12,935	$13,035
Occupancy expense	1,792	1,883	1,836	3,675	3,726
Furniture and equipment	913	894	967	1,807	1,943
Amortization of intangible assets	1,028	1,028	1,300	2,056	2,600
Other real estate owned	466	763	3,115	1,229	5,864
Insurance and assessment	966	1,225	1,825	2,191	3,637
Professional fees	914	908	739	1,822	1,616
Other general and administrative	2,275	2,160	2,165	4,435	4,124
Total noninterest expense	$14,674	$15,476	$18,419	$30,150	$36,545

The $0.8 million decrease in noninterest expense in the second quarter 2011 as compared to the first quarter 2011 is due mostly to a $0.3 million decrease in expenses related to other real estate owned, a decrease of $0.3 million in salaries and employee benefit expenses and a $0.3 million reduction in insurance and assessment expense.  The decrease in salaries and employee benefit expenses is due  to a $0.2 million decrease in payroll taxes and a decrease in average full-time employees during the quarter.  The decrease in other real estate owned expense is primarily due to a reduction in net write-downs on other real estate owned properties resulting from valuation adjustments and sales.  The decrease in insurance and assessment expense is a result of the change in the FDIC insurance assessment rules as of April 1, 2011 due to the implementation of new rules mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act.  We expect to continue to realize the benefits of reduced insurance assessment throughout the remainder of 2011.

Noninterest expense for the six months ended June 30, 2011 decreased by $6.4 million compared to the same period in 2010 primarily due to a $4.6 million decrease in expenses associated with other real estate owned, a $1.4 million decrease in insurance and assessment expenses and a $0.5 million decrease in amortization of intangible assets.  The decrease in other real estate owned expense for the year-to-date period in 2011 as compared to the same period in 2010 is mostly due to a reduction in net write-downs on other real estate owned properties resulting from valuation adjustments and sales. The decrease in insurance and assessment expense for the first six months of 2011 as compared to the same period in 2010 is due primarily to a favorable change in our risk classification in the third quarter 2010 as well as the change in the FDIC insurance assessment rules on April 1, 2011 as discussed above.

Preferred Stock Dividend

Effective May 15, 2011, a non-cash preferred stock dividend was paid in the form of additional shares of Series A convertible preferred stock to holders of Series A convertible preferred stock in the amount of $1.5 million.

Balance Sheet

	June 30, 2011	December 31, 2010	% Change	June 30, 2010	% Change
	(Dollars in thousands)
Total assets	$1,747,060	$1,870,052	(6.6)%	$1,983,798	(11.9)%
Average assets, quarter-to-date	1,767,540	1,940,513	(8.9)%	1,999,527	(11.6)%
Loans, net of unearned discount	1,091,132	1,204,580	(9.4)%	1,374,208	(20.6)%
Total deposits	1,346,183	1,462,351	(7.9)%	1,544,271	(12.8)%

Equity ratio - GAAP	9.49%	8.57%	10.7%	9.53%	(0.4)%
Tangible equity ratio	8.86%	7.88%	12.4%	8.76%	1.1%

At June 30, 2011, the Company had total assets of $1.7 billion, which represented a $123.0 million decline as compared to December 31, 2010 and a $236.7 million decline as compared to June 30, 2010.  The decline in assets from December 31, 2010 is primarily due to a $113.4 million decrease in loans, net of unearned discount. The loan decline was due mostly to a $91.7 decrease in commercial loans and a $19.7 million decrease in real estate loans.

In the second quarter 2011, our classified loans declined by $25.5 million with another decrease of $17.2 million in loans internally classified as special mention or watch.  In addition to this $42.7 million decline in classified and watch rated loans, other real estate owned decreased by $5.3 million in the second quarter 2011.  These declines were the result of the successful execution of our strategic plan to reduce problem assets by our special assets group.

Pass-rated loans consist of all loans not otherwise adversely classified or included on our internal watch list. As described above, loans that are adversely classified or on our internal watch list decreased by $42.7 million in the second quarter. While total loans declined by $35.0 million in the second quarter 2011, our pass-rated loans increased by $7.7 million during the second quarter.  In addition, our pipeline of new loan opportunities continues to grow each month.

The following table sets forth the amounts of our loans outstanding (excluding loans held for sale) at the dates indicated:

	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
	(In thousands)
Loans on real estate:
Residential and commercial	$675,283	$659,018	$680,895	$754,019
Construction	45,421	50,539	57,351	83,389
Equity lines of credit	48,129	49,399	50,289	51,221
Commercial loans	258,990	305,627	350,725	411,605
Agricultural loans	14,193	12,582	14,413	17,968
Lease financing	3,143	3,143	3,143	4,014
Installment loans to individuals	25,912	26,942	28,582	31,936
Overdrafts	869	835	565	668
SBA and other	20,736	19,543	20,443	21,607
	1,092,676	1,127,628	1,206,406	1,376,427
Unearned discount	(1,544)	(1,545)	(1,826)	(2,219)
Loans, net of unearned discount	$1,091,132	$1,126,083	$1,204,580	$1,374,208

Since June 30, 2010, the ratio of construction, land and land development loans to capital has fallen by 28 percentage points to 73% at June 30, 2011.   Similarly, the ratio of commercial real estate loans to capital has fallen by 56 percentage points to 259% at June 30, 2011.  These ratios are below the regulatory commercial real estate concentration guidelines of 100% for land and construction loans and 300% for all investor real estate loans, respectively.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
	(In thousands)
Noninterest-bearing deposits	$419,731	$419,335	$374,500	$338,169
Interest-bearing demand	183,287	184,305	178,042	171,721
Money market	343,920	357,922	357,036	323,331
Savings	86,139	84,501	79,100	75,338
Time	313,106	392,257	473,673	635,712
Total deposits	$1,346,183	$1,438,320	$1,462,351	$1,544,271

Noninterest-bearing deposits as a percentage of total deposits increased to 31.2% at June 30, 2011, as compared to 25.6% at December 31, 2010 and 21.9% at June 30, 2010.

Non-maturity deposits at June 30, 2011 increased by $44.4 million as compared to December 31, 2010 and increased by $124.5 million as compared to June 30, 2010.  The increase in non-maturity deposits is primarily attributable to the continued success of our strategic deposit gathering campaign.  In addition to the $44.4 million increase in balances of non-maturity deposits in 2011, the total number of customer accounts increased by over 1% during the same period.

Time deposits continue to decrease primarily as a result of management’s efforts to reduce the overall level of higher cost time deposits, particularly brokered and internet deposits. Total brokered deposits at June 30, 2011 were $80.2 million as compared to $179.9 million at December 31, 2010 and $255.5 million at June 30, 2010.  Brokered deposits represent 5.9% of total deposits at June 30, 2011 as compared to 12.2% at December 31, 2010 and 16.3% at June 30, 2010.  In addition to this $175.3 million decline in brokered deposits over the past twelve months, we also experienced a $70.3 million decline in internet time deposits over the same time period. The remaining decline in time deposits is primarily related to the non-renewal of other higher cost certificates of deposits.  Management monitors time deposit maturities and renewals on a daily basis and will raise rates on local time deposits if necessary to grow such deposits.

Borrowings were $163.2 million at June 30, 2011 as compared to $163.2 million at December 31, 2010 and $164.3 million at June 30, 2010.  The entire balance of borrowings at each balance sheet date consists of term advances with the Federal Home Loan Bank.

Regulatory Capital Ratios

All of the regulatory capital ratios are above the highest regulatory capital threshold of “well-capitalized” at June 30, 2011.  The Company’s and the subsidiary bank’s actual capital ratios for June 30, 2011 and December 31, 2010 are presented in the table below:

	Ratio at June 30, 2011	Ratio at December 31, 2010	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution
Total Risk-Based Capital Ratio:
Consolidated	16.22%	14.99%	8.00%	N/A
Guaranty Bank and Trust Company	15.39%	14.07%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	9.00%	8.57%	4.00%	N/A
Guaranty Bank and Trust Company	14.12%	12.80%	4.00%	6.00%
Leverage Ratio:
Consolidated	6.71%	6.25%	4.00%	N/A
Guaranty Bank and Trust Company	10.53%	9.33%	4.00%	5.00%

Generally, the allowance for loan losses is included in total capital for regulatory purposes; however, it is limited to 1.25% of total risk-weighted assets.  At June 30, 2011, approximately $22.4 million of the subsidiary bank’s allowance for loan losses was disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 1.71% of the subsidiary bank’s risk-weighted assets.  In addition, approximately $1.3 million of deferred tax assets were disallowed for purposes of computing Consolidated Tier 1 capital.

Asset Quality

The following table presents select asset quality data (excluding loans held for sale) as of the dates indicated:

	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(Dollars in thousands)
Nonaccrual loans, not restructured	$42,142	$62,650	$74,304	$65,921	$64,339
Other nonperforming loans	1,675	1,506	3,317	4,420	1,065

Total nonperforming loans (NPLs)	$43,817	$64,156	$77,621	$70,341	$65,404
Other real estate owned and foreclosed assets	28,362	33,611	22,898	45,700	30,298

Total nonperforming assets (NPAs)	$72,179	$97,767	$100,519	$116,041	$95,702

Accruing loans past due 90 days or more (1)	$1,675	$1,506	$3,317	$4,420	$1,065

Accruing loans past due 30-89 days (1)	$4,750	$14,593	$21,555	$21,876	$33,050

Allowance for loan losses	$38,855	$46,879	$47,069	$41,898	$46,866

Selected ratios:
NPLs to loans, net of unearned discount	4.02%	5.70%	6.44%	5.45%	4.76%
NPAs to total assets	4.13%	5.33%	5.38%	6.00%	4.82%
Allowance for loan losses to NPAs	53.83%	47.95%	46.83%	36.11%	48.97%
Allowance for loan losses to NPLs	88.67%	73.07%	60.64%	59.56%	71.66%
Allowance for loan losses to loans, net of unearned discount	3.56%	4.16%	3.91%	3.25%	3.41%
Loans 30-89 days past due to loans, net of unearned discount	0.44%	1.30%	1.79%	1.70%	2.40%

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and are in the process of renewal, but continue to be current with respect to payments.

The types of nonperforming loans (excluding loans held for sale) as of June 30, 2011 and March 31, 2011 are as follows:

	Nonperforming Loans
	June 30, 2011			March 31, 2011
	Loan Balance	Percent	Related Allowance	Loan Balance	Percent	Related Allowance
	(Dollars in thousands)
Residential Construction, Land and Land Development	$6,691	15.3%	$1,104	$6,722	10.5%	$742
Other Residential Loans	5,018	11.5%	730	6,058	9.4%	1,695
Commercial and Industrial Loans	6,873	15.7%	1,187	19,057	29.7%	3,608
Commercial Real Estate	25,215	57.5%	1,156	32,287	50.3%	6,091
Other	20	0.0%	—	32	0.1%	—
Total	$43,817	100.0%	$4,177	$64,156	100.0%	$12,136

During the second quarter 2011, all categories of classified and watch list loans declined by an aggregate of $42.7 million.  In particular, during the second quarter 2011 nonaccrual loans decreased by $20.5 million, other classified loans decreased by $5.0 million and loans classified as special mention or watch decreased by $17.2 million.  Nonaccrual loans decreased due to the $9.0 million of charge-offs, with the remainder due mostly to loan payoffs, net of new additions.

The types of loans included in the accruing loans past due 30-89 days as of June 30, 2011 and March 31, 2011 are as follows:

	Accruing loans past due 30-89 days
	June 30, 2011		March 31, 2011
	Loan Balance	Percent	Loan Balance	Percent
	(Dollars in thousands)
Residential Construction, Land and Land Development	$70	1.5%	$3,302	22.6%
Other Residential Loans	3,042	64.1%	1,220	8.4%
Commercial and Industrial Loans	1,398	29.4%	5,810	39.8%
Commercial Real Estate	195	4.1%	1,305	8.9%
Other	45	0.9%	2,956	20.3%
Total	$4,750	100.0%	$14,593	100.0%

Net charge-offs in the second quarter 2011 were $9.0 million as compared to $2.2 million in the first quarter 2011 and $13.5 million in the second quarter 2010.  Approximately $7.9 million of the charge-offs in the second quarter were related to three loans, with an outstanding balance of $22.2 million prior to the charge-offs. Most of the charge-offs in the second quarter were specifically allocated for as of March 31, 2011.

In addition to the $4.2 million of allowance specifically allocated to impaired loans, the Company has partially charged-off $15.8 million related to impaired loans on the balance sheet as of June 30, 2011. These partial charge-offs reduced the specific component of our allowance for loan losses. The general component of the allowance for loan losses remained relatively flat at $34.7 million at June 30, 2011 and March 31, 2011.  The general component represented 3.18% of loans, net of unearned discount, at June 30, 2011 as compared to 3.09% of loans, net of unearned discount, at the end of the previous quarter.  The consistency in the overall level of the general component of the allowance for loan losses during the second quarter primarily reflects the fact charge-offs as a percentage of gross loans did not change significantly from the overall charge-off percentage over the past two years.

The Company recorded a provision for loan losses in the second quarter 2011 of $1.0 million, as compared to $2.0 million in the first quarter 2011 and $8.4 million in the second quarter 2010.  The decrease in the provision for loan losses quarter over quarter reflects the continued shrinkage of our loan portfolio combined with the fact that the majority of charge-offs taken in the second quarter were specifically reserved for as of March 31, 2011.  Further, additions to specific reserves requiring additional provision were minimal during the second quarter.

Shares Outstanding

As of June 30, 2011, the Company had 53,232,485 shares of common stock outstanding, including 1,518,625 shares of unvested stock awards, but excluding 156,567 shares of common stock to be issued under its deferred compensation plan. In addition, the Company had 69,013 shares of Series A convertible preferred stock outstanding, with a liquidation value of $1,000 per share.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to tangible assets, including tangible book value, tangible book value after giving effect to conversion of preferred stock, and tangible equity ratio, all of which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

	June 30, 2011	December 31, 2010	June 30, 2010
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Common Share
Total stockholders’ equity	$165,734	$160,283	$189,005
Less: Preferred share liquidation preference	(69,013)	(66,025)	(63,168)
Stockholders’ equity attributable to common shares	96,721	94,258	125,837
Less: Intangible assets	(11,998)	(14,054)	(16,622)
Tangible common equity	$84,723	$80,204	$109,215

Number of common shares outstanding and to be issued	53,389,052	53,529,950	52,913,800

Book value per common share	$1.81	$1.76	$2.38
Tangible book value per common share	$1.59	$1.50	$2.06

Total stockholders’ equity	$165,734	$160,283	$189,005
Less: Intangible assets	(11,998)	(14,054)	(16,622)
Tangible common equity (after giving effect to conversion of preferred stock)	$153,736	$146,229	$172,383

Number of shares of preferred stock outstanding	69,013	66,025	63,168
Number of shares of common stock to be issued upon conversion of preferred stock	38,340,556	36,680,556	35,093,333
Total number of shares of common stock outstanding and to be issued (after giving effect to conversion of preferred stock)	91,729,608	90,210,506	88,007,133

Tangible book value per common share (after giving effect to conversion of preferred stock)	$1.68	$1.62	$1.96

Tangible Equity Ratio

	June 30, 2011	December 31, 2010	June 30, 2010
	(Dollars in thousands, except per share amounts)
Total stockholders’ equity	$165,734	$160,283	$189,005
Less: Intangible assets	(11,998)	(14,054)	(16,622)
Tangible equity	$153,736	$146,229	$172,383

Total assets	$1,747,060	$1,870,052	$1,983,798
Less: Intangible assets	(11,998)	(14,054)	(16,622)
Tangible assets	$1,735,062	$1,855,998	$1,967,176

Equity ratio — GAAP (Total stockholders’ equity / total assets)	9.49%	8.57%	9.53%
Tangible equity ratio (Tangible equity / tangible assets)	8.86%	7.88%	8.76%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; the effect of the regulatory written agreement the Company and its bank subsidiary have entered into and potential future supervisory action against the Company or its bank subsidiary; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for our bank subsidiary to declare dividends to the Company; adequacy of our allowance for loan losses, changes in credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in the deferred tax asset valuation allowance; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact Information

For more information, please contact:

Paul W. Taylor

President, Chief Executive, Financial and Operating Officer and Secretary

Guaranty Bancorp

1331 Seventeenth Street, Suite 345

Denver, CO 80202

303/293-5563

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	June 30,	December 31,	June 30,
	2011	2010	2010
	(In thousands)
Assets
Cash and due from banks	$134,896	$141,465	$184,507
Federal funds sold	—	—	194
Cash and cash equivalents	134,896	141,465	184,701

Securities available for sale, at fair value	375,921	389,530	281,215
Securities held to maturity	16,277	11,927	13,897
Bank stocks, at cost	16,608	17,211	17,181
Total investments	408,806	418,668	312,293

Loans, net of unearned discount	1,091,132	1,204,580	1,374,208
Less allowance for loan losses	(38,855)	(47,069)	(46,866)
Net loans	1,052,277	1,157,511	1,327,342

Loans held for sale	14,200	14,200	1,150
Premises and equipment, net	56,118	57,399	58,799
Other real estate owned and foreclosed assets	28,362	22,898	30,298
Other intangible assets, net	11,998	14,054	16,622
Other assets	40,403	43,857	52,593
Total assets	$1,747,060	$1,870,052	$1,983,798

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$419,731	$374,500	$338,169
Interest-bearing demand	527,207	535,078	495,052
Savings	86,139	79,100	75,338
Time	313,106	473,673	635,712
Total deposits	1,346,183	1,462,351	1,544,271
Securities sold under agreements to repurchase and federal funds purchased	17,608	30,113	17,247
Borrowings	163,211	163,239	164,276
Subordinated debentures	41,239	41,239	41,239
Interest payable and other liabilities	13,085	12,827	27,760
Total liabilities	1,581,326	1,709,769	1,794,793

Stockholders’ equity:
Preferred stock and Additional paid-in capital - Preferred stock	67,806	64,818	61,961
Common stock and Additional paid-in capital - Common stock	619,855	619,509	618,996
Shares to be issued for deferred compensation obligations	237	237	237
Accumulated deficit	(420,643)	(419,562)	(391,548)
Accumulated other comprehensive income (loss)	1,038	(2,220)	1,844
Treasury Stock	(102,559)	(102,499)	(102,485)
Total stockholders’ equity	165,734	160,283	189,005
Total liabilities and stockholders’ equity	$1,747,060	$1,870,052	$1,983,798

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands, except share and per share data)

Interest income:
Loans, including fees	$14,999	$19,449	$30,533	$40,233
Investment securities:
Taxable	2,918	1,615	5,983	3,131
Tax-exempt	497	704	986	1,424
Dividends	163	182	329	367
Federal funds sold and other	86	103	175	219
Total interest income	18,663	22,053	38,006	45,374
Interest expense:
Deposits	1,886	3,994	4,515	8,707
Securities sold under agreement to repurchase and federal funds purchased	17	33	41	76
Borrowings	1,303	1,314	2,592	2,615
Subordinated debentures	710	579	1,401	1,211
Total interest expense	3,916	5,920	8,549	12,609
Net interest income	14,747	16,133	29,457	32,765
Provision for loan losses	1,000	8,400	3,000	12,400
Net interest income, after provision for loan losses	13,747	7,733	26,457	20,365
Noninterest income:
Customer service and other fees	2,386	2,254	4,700	4,468
Gain (loss) on sale of securities	(312)	1	402	15
Gain on sale of loans	—	1,196	—	1,196
Other	262	274	514	468
Total noninterest income	2,336	3,725	5,616	6,147
Noninterest expense:
Salaries and employee benefits	6,320	6,472	12,935	13,035
Occupancy expense	1,792	1,836	3,675	3,726
Furniture and equipment	913	967	1,807	1,943
Amortization of intangible assets	1,028	1,300	2,056	2,600
Other real estate owned, net	466	3,115	1,229	5,864
Insurance and assessments	966	1,825	2,191	3,637
Professional fees	914	739	1,822	1,616
Other general and administrative	2,275	2,165	4,435	4,124
Total noninterest expense	14,674	18,419	30,150	36,545
Income (loss) before income taxes	1,409	(6,961)	1,923	(10,033)
Income tax benefit	—	(2,607)	—	(3,834)
Net Income (loss)	1,409	(4,354)	1,923	(6,199)
Preferred stock dividends	(1,518)	(1,390)	(3,004)	(2,750)
Net loss applicable to common stockholders	$(109)	$(5,744)	$(1,081)	$(8,949)

Loss per common share—basic:	$0.00	$(0.11)	$(0.02)	$(0.17)
Loss per common share—diluted:	0.00	(0.11)	(0.02)	(0.17)

Weighted average common shares outstanding-basic	51,919,637	51,660,603	51,809,240	51,633,972
Weighted average common shares outstanding-diluted	51,919,637	51,660,603	51,809,240	51,633,972

GUARANTY BANCORP AND SUSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	June 30, 2011	December 31, 2010	June 30, 2010	June 30, 2011	June 30, 2010
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,116,801	$1,259,392	$1,418,768	$1,152,810	$1,455,494
Securities	395,199	402,101	286,469	406,035	266,107
Other earning assets	151,451	141,025	161,611	143,841	175,878
Average earning assets	1,663,451	1,802,518	1,866,848	1,702,686	1,897,479
Other assets	104,089	137,995	132,679	115,734	135,563

Total average assets	$1,767,540	$1,940,513	$1,999,527	$1,818,420	$2,033,042

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$408,106	$374,004	$352,171	$404,562	$352,551
Interest-bearing deposits	961,640	1,137,216	1,218,176	1,014,107	1,249,972
Average deposits	1,369,746	1,511,220	1,570,347	1,418,669	1,602,523
Other interest-bearing liabilities	227,133	232,459	226,212	229,225	226,592
Other liabilities	7,396	10,520	11,268	8,369	11,126
Total average liabilities	1,604,275	1,754,199	1,807,827	1,656,263	1,840,241
Average stockholders’ equity	163,265	186,314	191,700	162,157	192,801
Total average liabilities and stockholders’ equity	$1,767,540	$1,940,513	$1,999,527	$1,818,420	$2,033,042

GUARANTY BANCORP

Unaudited Credit Quality Measures

	Quarter Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$42,142	$62,650	$74,304	$65,921	$64,339
Other nonperforming loans	1,675	1,506	3,317	4,420	1,065
Total nonperforming loans	$43,817	$64,156	$77,621	$70,341	$65,404
Other real estate owned and foreclosed assets	28,362	33,611	22,898	45,700	30,298
Total nonperforming assets	$72,179	$97,767	$100,519	$116,041	$95,702

Impaired loans	$43,817	$64,156	$77,621	$70,341	$65,404
Allocated allowance for loan losses	(4,177)	(12,136)	(6,659)	(3,539)	(3,716)
Net investment in impaired loans	$39,640	$52,020	$70,962	$66,802	$61,688
Accruing loans past due 90 days or more	$1,675	$1,506	$3,317	$4,420	$1,065
Accruing loans past due 30-89 days	$4,750	$14,593	$21,555	$21,876	$33,050
Charged-off loans	$9,997	$2,851	$14,635	$7,953	$13,918
Recoveries	(973)	(661)	(306)	(485)	(369)
Net charge-offs	$9,024	$2,190	$14,329	$7,468	$13,549

Provision for loan losses	$1,000	$2,000	$19,500	$2,500	$8,400

Allowance for loan losses	$38,855	$46,879	$47,069	$41,898	$46,866

Allowance for loan losses to loans, net of unearned discount	3.56%	4.16%	3.91%	3.25%	3.41%
Allowance for loan losses to nonaccrual loans	92.20%	74.83%	63.35%	63.56%	72.84%
Allowance for loan losses to nonperforming assets	53.83%	47.95%	46.83%	36.11%	48.97%
Allowance for loan losses to nonperforming loans	88.67%	73.07%	60.64%	59.56%	71.66%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	6.45%	8.43%	8.19%	8.69%	6.81%
Nonperforming assets to total assets	4.13%	5.33%	5.38%	6.00%	4.82%
Nonaccrual loans to loans, net of unearned discount	3.86%	5.56%	6.17%	5.11%	4.68%
Nonperforming loans to loans, net of unearned discount	4.02%	5.70%	6.44%	5.45%	4.76%
Annualized net charge-offs to average loans	3.24%	0.75%	4.51%	2.19%	3.83%